THE                                                    NEWS
ESTEE                                                  Contact:
LAUDER                                                 Investor Relations:
COMPANIES INC.                                         Dennis D'Andrea
                                                       (212) 572-4384
767 Fifth Avenue
New York, NY  10153                                    Media Relations:
                                                       Mary Carroll Linder
                                                       (212) 572-4430

                                                       Kerri Boersma
                                                       Aveda Corporation
                                                       (612) 783-4259

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


          THE ESTEE LAUDER COMPANIES INC. TO ACQUIRE AVEDA CORPORATION,
                         LEADING HAIR AND BEAUTY COMPANY
                         -------------------------------


NEW YORK, NY, NOVEMBER 19, 1997 - The Estee Lauder Companies Inc. (NYSE:EL) and Aveda Corporation announced today that they have signed an agreement by which the Estee Lauder Companies will purchase Aveda Corporation, a premium manufacturer and marketer of pure and natural hair, skin, makeup and body care products, which use the science of flower and plant aromatherapy.


The all cash purchase price is $300 million. The transaction is subject to certain conditions, including expiration of the Hart-Scott-Rodino waiting period, and is expected to be completed in early December.


Founded in 1978 by Horst Rechelbacher, Aveda Corporation is a leader in the U.S. prestige hair care industry and among the fastest growing companies in this segment. The company's products are sold primarily through distributors to about 30,000 professional salons worldwide. Some 2,000 of these are Aveda's concept salons which sell Aveda products exclusively. Aveda products are also sold in over 130 Aveda lifestyle stores and a limited number of department stores. Predominantly marketed in the U.S., Aveda products are available in certain international markets, including the U.K., Australia and Italy.


Commenting on the agreement, Leonard A. Lauder, Chairman and Chief Executive Officer of The Estee Lauder Companies Inc., said, "The acquisition of Aveda is another step in our strategy of strengthening our position as a leader in the global beauty business. We are particularly attracted to three factors: Aveda's strong position in the premium hair care segment, which is a rapidly growing category; its distribution through professional salons, which is a new channel of distribution for us; and its significant potential for growth in international markets, where its presence is underdeveloped. Additionally, Aveda occupies a unique market position which complements our other brands; it has experienced remarkable growth - nearly 20% compounded over the last five years; and its management, led by founder Horst Rechelbacher, is truly entrepreneurial.


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Considering all these factors, we believe that Aveda Corporation has the potential to become a significant contributor to the Estee Lauder Companies within the next five years. We are very pleased to add Aveda to our portfolio of quality brands and to strengthen its presence in the U.S. and expand its international reach."


Horst Rechelbacher, Chairman and Founder of Aveda Corporation, said, "Since founding the company nearly 20 years ago, we have been committed to bringing the Aveda philosophy to as many consumers as possible. Following our rapid growth in the U.S., we are now in a position to expand our presence in the U.S. and international markets. We believe that the Estee Lauder Companies' strong heritage of quality, innovation and service, as well as its huge international presence, will be a great asset as we fulfill our plans for growth."


Aveda products are created with freshly distilled plants and flower essences obtained from sources all over the world. Aveda incorporates its human studies of the physiological and psychological effects of botanical ingredients to develop its broad range of products. Some of these include Shampure, Pure-fumes and the All-Sensitive line.


Headquartered in Minneapolis, Aveda maintains a major manufacturing facility there, as well as the Aveda Institute which is a professional education center, offering professional courses in all aspects of hair, skin and body care. The Institute trains some of the most successful entrepreneurs in the field.


Aveda Corporation headquarters will remain in Minneapolis and Horst Rechelbacher will continue in his role as Chairman of the company.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup and fragrance products. Its brands are sold in more than 100 markets under well-recognized names including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M-A-C, Bobbi Brown essentials, Tommy Hilfiger, jane and, in the near future, Donna Karan. For the fiscal year ended June 30, 1997, the Estee Lauder Companies had annual revenues of $3.4 billion and net earnings of $198 million.


The forward-looking statements in this press release involve risks and uncertainties some of which are detailed in Exhibit 99.1 to the Company's report on Form 10-Q for the quarter ended December 31, 1996 previously filed with the SEC.


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